Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 8, 2017 (the “Effective Date”) by and between, a AmTrust Financial Services, Inc. (the “Company”), and Adam Karkowsky (“Executive”) (the Company and Executive are referred to individually as a “Party” and together as the “Parties”).
WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment with the Company;
WHEREAS, this Agreement supersedes any prior employment agreement of Executive with the Company or any natural person, entity, corporation, partnership, company, or other business organization that controls, is controlled by, or is under common control (each, an “Affiliate”) of the Company; and
WHEREAS, concurrently with the execution of this Agreement, the Company and Executive have entered into the Non-Competition, Non-Solicitation, and Non-Disclosure Agreement (the “Non-Competition Agreement”) attached as Exhibit A.
NOW THEREFORE, in consideration of the mutual covenants in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.Employment; Term. The Company shall employ Executive, and Executive accepts employment with the Company, for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Employment Period”), unless Executive’s employment is terminated earlier as provided in Section 7. Upon the expiration of the Initial Employment Period or any Renewal Period (defined below), this Agreement will automatically renew for an additional three-year periods (each a “Renewal Period”), in each case unless one of the Parties provides written notice to the other Party at least ninety (90) days prior to the end of the Initial Employment Period or any then current Renewal Period, that such Party will not renew this Agreement. The Initial Employment Period and all Renewal Periods, are the “Term”. Following expiration of the Term, Executive’s employment with the Company, if any, will continue on an at-will basis.
2.    Position and Duties. During the Initial Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company, and shall have the duties, responsibilities, and authority commensurate with such position and as assigned to Executive from time to time by the Board of Directors of the Company (the “Board”) and on a day-to-day basis by the Chief Executive Officer (“Supervisor”). Executive may be assigned to other executive positions, either with the Company or with Company’s Affiliates, as directed by Supervisor or the Board. Executive shall perform those duties customarily required of persons in this position, including, but not limited to, those duties identified in Executive’s job description, if any, or other duties as directed by Supervisor or the Board.
3.    Best Efforts. During the Term, Executive shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company and its Affiliates and to the performance of such duties as may be assigned to Executive by the Supervisor or the Board. Executive shall perform all duties, responsibilities, and functions on behalf of the Company and its Affiliates to the best of Executive’s abilities in a diligent, trustworthy, businesslike, and efficient manner. Executive shall act consistently with Executive’s fiduciary duty to the Company and its Affiliates and shall not actively engage in any other business activity, unless Executive receives prior written consent from Supervisor and the Board. Executive shall have the right to (a) serve on civic or charitable boards or committees and to otherwise participate as a member in community, civic, or similar organizations and (b) maintain and manage Executive’s personal investment interests and affairs, provided such activities do not present any material conflicts of interest with the Company or its Affiliates and do not materially impair or interfere with Executive’s ability to perform Executive’s job duties.
4.    Office Location. Executive shall work at the Company’s office in New York, New York, subject to such reasonable business travel requirements as required consistent with Executive’s duties and responsibilities.
5.    Compensation.
a)    Base Salary. During the Initial Employment Period and retroactively effective as of June 5, 2017, Executive’s annual base salary will be $700,000 (“Base Salary”). The Company will pay the Base Salary in regular installments in accordance with the Company’s regular payroll practices and subject to applicable withholdings. The Parties acknowledge Executive is exempt from overtime pay and other requirements under the Fair Labor Standards Act applicable to non-exempt employees.
b)    Discretionary Bonus. For each annual period ending December 31st during the Term, Executive will be eligible for a discretionary incentive bonus to be determined in the sole discretion of the Compensation Committee of the Board (the “Discretionary Bonus”). The Discretionary Bonus, if any, will be paid by no later than one hundred twenty (120) days following the applicable calendar year, provided that Executive is an active employee at the time that the Discretionary Bonus is paid. The Company may, in its sole discretion, pay the bonuses referred to in this Section 5 in a combination of cash and up to 50% as an equity or equity-based award pursuant to the terms and conditions of the Company’s 2010 Omnibus Incentive Plan, as amended or any successor plan (the “Incentive Plan”).
6.    Benefits. In addition to the Base Salary and other compensation provided in Section 5, Executive will be eligible to receive the following benefits during the Term:
a)    Executive will be eligible to participate in the retirement and health and welfare benefit plans offered by the Company for which other senior officers of the Company are generally eligible, subject to any eligibility requirements of such plans and the terms and conditions thereof. To the extent that the terms of this Agreement and terms of any plan’s governing documents are inconsistent, the plan documents will control. Nothing in this Agreement will require the Company or its Affiliates to establish or continue any particular employee benefit plan.
b)    Executive will be entitled to twenty-eight (28) days of annual paid time off (“PTO”), or such longer period as may be approved from time to time by Supervisor or the Board; provided, however, that the Company’s then-current PTO Policy will govern all PTO.
c)    The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, subject to the Company’s policies applicable to the Executive with respect to reporting, approval, and documentation for travel, entertainment, and other business expenses. This obligation will survive the expiration or termination of this Agreement.

d)    The Company shall provide Executive with the payment of and the use of an automobile and payment of related expenses on the same terms as in effect on the date hereof, but in no event to exceed, in total, Nine Thousand Dollars ($9,000) per year.
7.    Termination.
a)    Incapacity. In the event Executive is unable to perform any of Executive’s functions, duties, and responsibilities in any material respect for a consecutive period of 90 days, or for a total period of 120 days during any consecutive 12-month period, due to illness or incapacity, whether physical or mental, the Company may terminate Executive’s employment effective on or after the expiration of such period (the “Incapacity Period”) upon five business days’ prior written notice to Executive specifying the termination date (the “Incapacity Termination Date”). Following any termination of Executive’s employment pursuant to this subsection, Executive will receive (i) the greater of (A) the amount of Base Salary payable through the remainder of the Term or (B) the amount of Base Salary payable for one (1) year, in pro rata regular installments in accordance with the Company’s regular payroll practices following the Incapacity Termination Date and subject to applicable withholdings, (ii) any other accrued benefits to which Executive is entitled as of the Incapacity Termination Date under the Company’s 401(k) plan or other benefit plans, and (iii) any unreimbursed expenses as provided in Section 6.c) above through the Incapacity Termination Date. Incapacity under this subsection will be determined by a physician selected by the Company.
b)    Death. Executive’s employment will terminate on the date of Executive’s death. In that event, (i) the greater of (A) the amount of Base Salary payable through the remainder of the Term or (B) the amount of Base Salary payable for one (1) year, (ii) any other accrued benefits to which Executive is entitled as of the date of Executive’s death under the Company’s 401(k) plan or other benefit plans, and (iii) any reimbursable expenses as provided in Section 6.c) above through the date of Executive’s death shall be paid to Executive’s estate, subject to the presentation of written proof that establishes entitlement to Executive’s estate to the reasonable satisfaction of the Company.
c)    Termination for Cause; Termination by the Executive. The Company may terminate Executive’s employment for Cause (defined in Section 7.f) below) at any time. If the Company terminates Executive’s employment for Cause or the Executive elects to terminate his employment on thirty (30) days’ prior written notice, Executive will receive (i) the amount of Base Salary payable through the date of termination, (ii) any other accrued benefits to which Executive is entitled as of the Executive’s date of termination under the Company’s 401(k) plan or other benefit plans, and (iii) any unreimbursed expenses as provided in Section 6.c) above through the date of termination. Notwithstanding the foregoing, if the Company terminates Executive’s employment for Cause and at the time of such termination the Board elects for Executive to be bound by Section 5.b) of the Non-Competition Agreement (the “Restrictive Covenant Election”), then Executive will receive the amount of Base Salary payable for one (1) year, in pro rata regular installments in accordance with the Company’s regular payroll practices following Executive’s termination of employment and subject to applicable withholdings.
d)    Termination without Cause or by Executive for Good Reason. The Company may terminate Executive’s employment for any reason or no reason upon thirty (30) days’ prior written notice to Executive and Executive may terminate Executive’s employment for Good Reason upon thirty (30) days’ prior written notice to the Company. If the Company terminates Executive’s employment without Cause or if Executive terminates his employment for Good Reason, in each case pursuant to this subsection during the Term, Executive will receive: (i) the greater of (A) the amount of Base Salary payable from Executive’s date of termination through the end of the Term or (B) the amount of Base Salary payable for one (1) year, in pro rata regular installments in accordance with the Company’s regular payroll practices following

Executive’s termination of employment and subject to applicable withholdings, (ii) any other accrued benefits to which Executive is entitled as of Executive’s date of termination under the Company’s 401(k) plan or other benefit plans, and (iii) any unreimbursed expenses as provided in Section 6.c) above through the date of termination. Except as provided in Section 7.h), any amount payable to Executive pursuant to this Section 7.d)(i) and (iii) shall be paid or shall commence on Executive’s regular pay date, as determined under the Company’s regular payroll practices, next following Executive’s date of termination. For the avoidance of doubt, this Section 7.d) shall not apply to the expiration of Term due to any non-renewal as described in Section 1.
e)    No Other Benefits. Except as otherwise provided in Section 7.a) through .d), upon termination of this Agreement or termination of Executive’s employment, Executive shall not be eligible to receive any salary, bonuses, benefits, severance, or other compensation of any kind or participate in any policy, program, or benefit plan of the Company or its Affiliates other than those expressly required under applicable law (such as COBRA, if applicable).
f)    Cause. For purposes of this Agreement, “Cause” will mean: (i) Executive’s conviction of or a plea of guilty or nolo contendere to a felony as defined by the laws of the jurisdiction in which the alleged crime occurred; (ii) conviction of or a plea of guilty or nolo contendere to any alleged crime involving moral turpitude; (iii) the commission of any other act or omission involving misappropriation, dishonesty, deceit, or fraud or any act or omission that would generally be understood to constitute a breach of fiduciary duty or duty of loyalty towards the Company or its Affiliates; (iv) conduct, even if not in conjunction with Executive’s duties under this Agreement, that could reasonably be expected to, or that does, cause the Company or any of its Affiliates public disgrace or economic harm; (v) failure by Executive to obey a lawful resolution of the Board; (vi) failure by Executive to perform specific directives of the Board or Supervisor unless such duties or directives are unethical or illegal or otherwise inconsistent with the terms of this Agreement; (vii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates or in the performance of Executive’s duties; (viii) obtaining any personal profit not disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company or any of its Affiliates; (ix) violating any of the material terms of the Company’s or its Affiliates’ established written policies; (x) any breach by Executive of the covenants contained in this Agreement in any material respect; or (xi) the inability of Executive to perform Executive’s material duties for any consecutive period of 180 days, other than by reason of incapacity or death as determined pursuant to Section 7.a) or Section 7.b), as applicable. Notwithstanding the foregoing, "Cause" shall not be deemed to have occurred pursuant to clauses (iv), (v), (vi), (vii), (ix), (x) of this Section 7.f) until (A) the Board or Supervisor shall have notified Executive of the conduct referred to therein with specificity, and (B) if such conduct is curable, Executive shall have cured such conduct within fifteen (15) days after such notice is received by Executive.
g)    Good Reason. For purposes of this Agreement, “Good Reason” will mean any one or more of the following, in each case without Executive’s prior written consent or his acquiescence: (i) reduction in his then current Base Salary; (ii) diminution, reduction or other adverse change in the bonus or incentive compensation opportunities available to Executive (with respect to the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined) in the aggregate from those available as the date hereof in accordance with Section 5.b); (iii) the Company’s failure to pay Executive any amounts otherwise vested and due him hereunder or under any plan or policy of Company; (iv) diminution of Executive’s titles, position, authorities or responsibilities; (v) imposition of a requirement that Executive report other than to Supervisor or the Board; (vi) a material breach of the Agreement by Company that is not cured within 10 business days after written notification by Executive of such breach or (vii) if Barry Zyskind is no longer the Chief Executive Officer of the Company, provided that any termination made pursuant to this Section 7.g)(vii) must be made no later than the later of (A) 3 months from the date that a new Chief Executive Officer assumes office or (B) 10 days after the date on which the Company’s next annual report on Form 10-K or quarterly report on Form 10-Q is filed with the Securities and Exchange Commission.
h)    Release at Separation. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay Executive the remuneration set forth in clause (i) of each of Section 7.a) through 7.d), unless (i) within 60 days following termination of Executive’s of employment (or such shorter period as may be specified by the Company in Executive’s release): (A) Executive (or Executive’s executor or other legal representative in the case of Executive’s death or incapacity) executes and delivers to the Company a release satisfactory to the Company in substantially the form of Exhibit B (the “Release”), and (B) the Release is not revoked by Executive (or Executive’s executor or other legal representative in the case of Executive’s death or incapacity), to the extent such revocation period is applicable; and (ii) Executive has not breached any provision of the Release or of the Non-Competition Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that the payment of any amount described in this Section 7 constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), any such payment otherwise scheduled to occur during the first 60 days following Executive’s cessation of employment, but for the condition on Executive’s executing the Release as set forth herein, shall be paid on the sixtieth (60th) day following Executive’s cessation of employment and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. Whether Executive’s employment is terminated with Cause or without Cause, in no event will the Company be required to pay Executive damages on account of an alleged breach of this Agreement (which will not include any noncontractual claims, such as statutory discrimination claims) in excess of the consideration set forth in Sections 7.a) through 7.d).
i)    Resignation of All Other Positions. Upon termination of Executive’s employment for any reason, Executive shall resign from all officer, director and manager positions Executive may hold with the Company or any of its Affiliates.
8.    Damages; Injunctive Relief. Nothing contained herein will be construed to prevent the Company from seeking and recovering from Executive damages sustained by it as a result of Executive’s breach of any term or provision of this Agreement. Executive acknowledges that any breach of any provision of this Agreement or term of Executive’s employment would give rise to irreparable injury to Company, and such injury would be inadequately compensable in money damages alone. Accordingly, the Company may seek to obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.
9.    Executive’s Representations. Executive represents and warrants to the Company that: (a) Executive has entered into this Agreement of Executive’s own free will for no consideration other than as referred to herein; (b) the execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound; (c) Executive is not a party to or bound by any employment agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or other similar agreement with any other Person that would prevent Executive from fulfilling, or interfere with Executive’s ability to fulfill, Executive’s duties; (d) Executive has disclosed any employment agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or other similar agreement to the Company for review prior to the execution of this Agreement; and (e) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive. Executive further acknowledges and agrees that Executive is being hired for Executive’s general skills and knowledge, and not for any confidential proprietary information to which Executive may have had access or possessed prior to Executive’s relationship with the Company. Executive agrees that Executive will not disclose to the Company or its Affiliates, or use during Executive’s employment with the Company, any confidential information and/or trade secrets belonging to others, including Executive’s prior employers. Executive acknowledges that Executive was instructed by the Company not to remove or bring to the Company any information, records, or documents from Executive’s prior employers, and that Executive has not retained any confidential information, records, or documents in hard copies or electronic format from any prior employers. Executive hereby acknowledges and represents that Executive had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.
10.    Section 409A. All amounts payable under this Agreement are intended to comply with Section 409A or the “short term deferral” exception from Section 409A specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the separation pay plan exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), and will be interpreted in a manner consistent with those exceptions, if applicable. To the extent any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement will be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. To the extent that this Agreement is subject to Section 409A and fails to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to restructure, terminate, or replace this Agreement in order to cause this Agreement either to comply with the applicable provisions of Section 409A or not be subject to Section 409A. If payment of any amounts of “deferred compensation” (as defined under Section 409A) is triggered by separation from service that occurs while Executive is a “specified employee” (as defined under Section 409A), and if such amount is scheduled to be paid within six months after such separation from service, the amount will accrue without interest and will be paid the first day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death. Each payment of compensation under the Agreement will be treated as a separate payment of compensation for purposes of applying Section 409A. “Termination,” “resignation” or words of similar import, as used in this Agreement will mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A.
11.    Notices. Any notice provided for in this Agreement must be in writing and either personally delivered, sent by an overnight courier service that provides confirmation of delivery, sent by facsimile (with electronic confirmation and hard copy to follow by regular mail), or mailed by first class mail, return receipt requested, to the recipient at the address set forth below:
Notices to Executive:

Adam Karkowsky
To Executive’s home address on file with the Company

Notices to the Company:
c/o AmTrust Financial Services, Inc.
59 Maiden Lane, 43rd Floor
New York, New York 10038

Attn: Stephen B. Ungar, General Counsel
Any notice under this Agreement will be deemed to have been given when so delivered to the recipient.
12.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
13.    Entire Agreement. Except for the Indemnification Agreement, dated July 8, 2015, by and between the Company and Executive, this Agreement and the Non-Competition Agreement contain the complete agreement and understanding between the Parties hereto with respect to the matters covered hereby and supersede and replace any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of Executive’s employment and the termination thereof which Executive may have had with the Company or its Affiliates. The Parties agree that no promises or agreements shall be binding or shall modify this understanding unless in writing and signed by both Parties.
14.    Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or electronic mail), each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.
15.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective heirs, successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder, without the consent of, or notice to, Executive, to any of the Company’s Affiliates or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.
16.    CHOICE OF LAW; EXCLUSIVE VENUE. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS, AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE STATE OF NEW YORK EXCEPT THAT IF THE FEDERAL COURT HAS NO SUBJECT MATTER JURISDICTION, THEN A STATE COURT LOCATED IN THE COUNTY, CITY, AND STATE OF NEW YORK (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY IRREVOCABLY WAIVES ALL OBJECTION OR DEFENSE THAT THE DESIGNATED COURTS LACK PERSONAL JURISDICTION AND ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT, OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.
17.    Shortened Time Period to Bring Claims and Waiver of Trial by Jury. Executive agrees that in exchange for Executive’s compensation and employment with the Company, Executive shall file any lawsuit (and all claims that could be included in that lawsuit) against the Company or any of its Affiliates, or its or their officers, directors, employees or agents, or any of their successors or assigns, relating to Executive’s employment, or separation of employment, within one (1) year after the date of the action or event that is the subject of Executive’s legal proceeding becomes known to Executive. Executive further agrees that any such lawsuit or proceeding shall be exclusively heard by a judge (without a jury), and that Executive knowingly and voluntarily waives Executive’s constitutional right to a jury trial. Executive understands that these provisions do not prevent the filing of a charge with or participating in any investigation conducted by any federal, state, or local government agency.
EMPLOYEE UNDERSTANDS THAT EMPLOYEE IS AGREEING TO WAIVE EMPLOYEE’S CONSTITUTIONAL RIGHT TO A JURY TRIAL AND TO FILE ANY LAWSUIT REGARDING ANY EMPLOYMENT DISPUTE AGAINST THE COMPANY OR ITS AFFILIATES, OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, OR ANY OF THEIR SUCCESSORS OR ASSIGNS, NO LATER THAN ONE (1) YEAR AFTER THE ACTION OR EVENT THAT IS THE SUBJECT OF THE DISPUTE BECOMES KNOWN TO EXECUTIVE. IF ANY PORTION OF THIS SHORTENED PERIOD TO BRING CLAIMS AND JURY TRIAL WAIVER IS FOUND BY A COURT TO BE UNENFORCEABLE, THE REMAINING PORTIONS OF THIS SHORTENED PERIOD TO BRING CLAIMS AND JURY TRIAL WAIVER WILL REMAIN VALID AND BE ENFORCED.
18.    Withholding. Notwithstanding anything in this Agreement to the contrary, the Company and its Affiliates will deduct or withhold from any amounts owing to Executive any federal, state, local, or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company or any of its Affiliates or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).
19.    Corporate Opportunities. During the Term, Executive will submit to the Board all business, commercial, and investment opportunities or offers presented to Executive or of which Executive becomes aware by any means which relate to the businesses of the Company or its Affiliates as such businesses of the Company or its Affiliates exist at any time during the Term (“Corporate Opportunities”). During the Term, unless approved by the Company’s Board of Directors, Executive will not accept or pursue for any purpose, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.
20.    Cooperation in Proceedings. During the Term and for a period of three years thereafter, Executive will cooperate with the Company and its Affiliates in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company or any Affiliate.
21.    Headings, Gender, and Person. The headings herein are for reference only and will not affect the interpretation of this Agreement. Whenever the content requires in this Agreement, the masculine pronoun will include the feminine and the neuter and the single will include the plural.
22.    Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive. No course of conduct or failure or delay by any Party in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
23.    Release. In exchange for the Company’s promises set forth in this Agreement, Executive, including Executive’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through him, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, joint ventures, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, and each of their respective officers, directors and employees, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”) completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which he may now have, whether known or unknown, intentional or otherwise against any of the Released Parties (the “Claims”), from the beginning of time to the Effective Date of this Agreement. Nothing in this Agreement is intended to waive claims: (i) that arise under any state’s workers’ compensation or unemployment laws; (ii) for reimbursement of business expenses incurred on behalf of the Company under the Company’s expense reimbursement policies; (iii) for vested rights Executive may have under any ERISA-covered employee benefit plans as of the date Executive signs this Agreement; (iv) that may arise after Executive signs this Agreement; (v) to enforce or challenge the validity of this Agreement; or (vi) which cannot be released.
Notwithstanding any other term or provision of this Agreement, nothing in this Agreement is intended or shall be construed to prohibit Executive, with or without notice to the Company (and/or any other Released Parties), from filing a charge with, directly communicating with or participating in any investigation or proceeding conducted by any local, state or federal agency regarding any possible law violation. Executive acknowledges and agrees, however, that, except with respect to any award pursuant to 15 U.S.C. §78u-6 or any award administered by the U.S. Occupational Safety and Health Administration, Executive waives any right to monetary damages, attorneys’ fees, costs and equitable remedies related to or arising from any such charge, or ensuing complaint or lawsuit, filed by Executive or on Executive’s behalf.
24.    Indemnification.  To the fullest extent permitted by, and subject to, the Company’s Certificate of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive against any losses, damages or expenses (including reasonable attorney’s fees) incurred by him or on his behalf in connection with any threatened or pending action, suit or proceeding in which he is or becomes a party by virtue of his employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.
25.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties hereto, including without limitation those set forth in Sections 8, 11, 12, 13, 16, 17, 20 and 23, shall survive such expiration or other termination in accordance with their terms or otherwise to the extent necessary to carry out the intentions of the Parties under this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.
COMPANY:
By:    /s/ Stephen Ungar
Name:    Stephen Ungar
Title:    SVP, General Counsel and Secretary
EMPLOYEE:

/s/ Adam Karkowsky
Adam Karkowsky

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE AGREEMENT

This NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE AGREEMENT (this “Agreement”) is made as of August 8, 2017, (the “Effective Date”), by and between AmTrust Financial Services, Inc., its subsidiaries, Affiliates (as defined below), successors, and assigns (together, the “Company”), and Adam Karkowsky (“Executive”). The Company and Executive are referred to individually as a “Party” and together as the “Parties.”
WHEREAS, concurrently with the execution of this Agreement, the Company and Executive entered into that certain Employment Agreement (the “Employment Agreement”); and
WHEREAS, capitalized terms used but not otherwise defined herein will have the meaning ascribed thereto in the Employment Agreement.
NOW THEREFORE, in consideration of the compensation to be paid to Executive pursuant to the Employment Agreement, the Company’s provision of confidential information and trade secrets to Executive, and the mutual covenants in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Definitions.  For purposes of this Agreement, the Parties agree that the following terms will have the respective meanings set forth below:
a)    “Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with, such Person. The term “control,” for the purposes of this definition, means the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of voting securities, by contract or otherwise.
b)    “Competitive Capacity” means performing the same or similar duties to those performed by Executive on behalf of the Company at any time during the 24-month period preceding the Termination Date;
c)    “Competitive Products” means any product or service that competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service that is sold, distributed or provided by the Company as of the Termination Date or at any time during the 24-month period preceding the Termination Date;
d)    “Competitor” means any Person that offers or is actively planning to offer any Competitive Products;
e)    “Confidential Information” means all trade secrets under applicable law and other non-public data or information known by Executive about the Company or its Affiliates, including, but not limited to, business plans, proprietary business practices, present or prospective customers, vendors, products, processes, services, technical, financial, employees, personnel, staffing, payroll, computer systems, marketing, advertising, or activities, and the cost and pricing of such services or activities, employees, agents, and representatives;

f)    “Customer Base” means all accounts or customers with whom Executive had contact or responsibility (direct or supervisory) at any time during Executive’s employment with the Company, and all prospective customers contacted by Executive or at Executive’s direction at any time during the 24-month period preceding the Termination Date;
g)    “directly or indirectly” will be construed such that the covenants in this Agreement will apply equally to Executive whether conduct is performed individually, through other individuals, or as a partner, shareholder, officer, director, manager, employee, salesman, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other Person;
h)    “Non-Compete Restricted Period” means (i) the period of Executive’s employment with the Company and (ii) the one-year period following termination thereof for any reason, unless such Executive’s employment with the Company is terminated for Cause in accordance with Section 7.c) of the Employment Agreement and the Company did not make the Restrictive Covenant Election; provided, that should Executive violate this Agreement, the Non-Compete Restricted Period shall be extended and tolled as set forth in Sections 5.e) and 5.f).
i)    “Non-Solicit Restricted Period” means (i) the period of Executive’s employment with the Company and (ii) (A) the three-year period following termination thereof if Executive’s employment is terminated by the Executive for any reason other than Good Reason or (B) the one-year period following the termination thereof if Executive’s employment is terminated by the Company for any reason or by the Executive for Good Reason; provided, that should Executive violate this Agreement, the Non-Solicit Restricted Period shall be extended and tolled as set forth in Sections 5.e) and 5.f);
j)    “Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, a government, any department or agency thereof or any other entity; and
k)    “Termination Date” means the date on which Executive’s employment with the Company terminates, regardless of the reason for such termination.
2.    Non-Disclosure of Confidential Information; Non-Disparagement. Executive acknowledges the continued success of the Company and its Affiliates depends upon the use and protection of confidential and proprietary information and that Executive will have access to Confidential Information of the Company, its Affiliates, and third parties with which the Company and its Affiliates do business. Executive acknowledges Confidential Information constitutes valuable, special, and unique property of the Company, its Affiliates, and third parties. Executive agrees Executive shall use the Confidential Information only as necessary and only in connection with the performance of Executive’s duties. Executive agrees Executive shall not disclose to any unauthorized person or use for Executive’s own or any other purposes any Confidential Information without the prior written consent of the Company. Executive shall notify the Company promptly and in writing of any circumstances in which Executive discloses Confidential Information, whether intentionally or inadvertently, in violation of this Agreement, or of when Executive has knowledge relating to any possession or use of any Confidential Information by any person other than those authorized by the terms of this Agreement.
Executive agrees that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or business practices, present or prospective customers, vendors, employees, products, processes, services or activities.

Nothing in this section is intended to prevent or in any way limit the Executive from reporting possible violations of federal or state law to a governmental agency, such as the Equal Employment Opportunity Commission or and Securities and Exchange Commission, communicating with such agency or participating in any proceeding before a governmental agency as provided for, protected under or warranted by applicable law. In addition, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. In addition, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.    Return of Corporate Property. Executive acknowledges and agrees all notes, records, reports, sketches, plans, unpublished memoranda, or other documents, whether in paper, electronic, or other form (and all copies thereof), held by Executive and embodying Confidential Information are the property of the Company. Executive shall deliver to the Company on the Termination Date, or at any other time the Company may request, all equipment, laptops, flash drives, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts, software, and other documents and data (and all electronic, paper, or other copies thereof) belonging to the Company or any of its Affiliates that includes, but is not limited to, any materials that contain, embody, or relate to the Confidential Information that Executive may then possess or have under Executive’s control. Executive shall take any and all actions deemed necessary by the Company to ensure the continued confidentiality and protection of the Confidential Information. Executive shall also ensure all personal devices containing Confidential Information are cleaned and scrubbed of all Confidential Information by providing the device to the Company’s IT Department for processing on the Termination Date.
4.    Intellectual Property Rights. Executive acknowledges and agrees all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports, and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to permit any of the aforementioned actions, that relate to the Company’s actual or anticipated business, research, and development or existing or future products or services and that are conceived, developed or made by Executive prior to or while employed by the Company (collectively, “Work Product”) belong to the Company. The Company is the sole owner of all rights, title, and interests of all Work Product created by Executive while performing Executive’s duties for the Company. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Executive’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement.  Executive shall promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership.

5.    Non-Solicitation; Non-Competition. Executive acknowledges that, in the course of Executive’s employment with the Company, Executive will learn about the Company’s Confidential Information, methods of doing business, business plans, and other valuable information concerning the Company and its customers and suppliers and that Executive’s services have been and will be of special, unique and extraordinary value to the Company.
a)    Non-Solicitation.  To the fullest extent permitted by law, Executive agrees not to directly or indirectly engage in the following conduct during the Non-Solicit Restricted Period:
(i)    for or on behalf of any Competitor or relating to any Competitive Products, solicit, offer products or services to, or accept orders from, or otherwise transact business with, any member of the Customer Base or any Person about whom Executive possessed, or had access to, Confidential Information;
(ii)    solicit, offer to employ, employ or induce to terminate Executive’s employment relationship with the Company any individual who is or had been employed by the Company at any time within the 12-month period immediately preceding such solicitation, offer, employment or inducement and whom the Executive had contact with, knowledge of, or association with in the course of Executive’s employment with the Company; or
(iii)    communicate or indicate in any way to any account or customer of the Company, prior to Executive’s Termination Date, any interest, desire, plan, or decision to separate from the Company, consistent with Executive’s duty of loyalty to the Company.
b)    Non-Competition.  To the fullest extent permitted by law, during the Non-Compete Restricted Period, Executive agrees not to directly or indirectly, either for Executive’s own behalf or for or on behalf of any Competitor, engage in the following activities:
(i)    have an ownership interest in any Competitor (excluding ownership of less than five percent (5%) of the publicly traded securities of any corporation or other entity, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation or entity), advise or provide consultation to any Competitor in relation to engaging in competitive activity, or otherwise work for or assist any Competitor in any Competitive Capacity; or
(ii)    engage in the research, development, underwriting, production, marketing, sale, or distribution of any Competitive Products.
c)    Survival of Restrictive Covenants.  To the extent permitted by law, and as outlined in this Agreement, the restrictive covenants in this Agreement will survive the termination of Executive’s Employment Agreement or the termination of Executive’s employment for any reason. Executive’s obligations hereunder are independent and separate covenants undertaken by Executive for the benefit of the Company, and any alleged breach by the Company of any contractual, statutory or other obligation will not excuse or terminate Executive’s obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief.
d)    Scope of Restrictions.  In the event any one or more of the limitations contained in this Agreement are found to be invalid in any jurisdiction, in whole or in part, such limitations will remain valid in all other jurisdictions. If for any reason any term or provision of this Agreement, or part thereof, is held to be invalid or unenforceable, unless such invalidity or unenforceability can be cured by reformation or modification of the offending term or provision, or part thereof, as set forth below, all other valid and enforceable terms and provisions, or parts thereof, herein shall remain in full force and effect, and all of the invalid terms or provisions, or parts thereof, of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision set forth herein, or part thereof, containing a restriction is invalid or unenforceable because it is held to cover an area or to be for a length of time or otherwise have a scope that is unreasonable or is otherwise construed to be too broad, such term or provision, or part thereof, shall be reformed and/or modified to provide for a restriction having the maximum enforceable area, time period and/or other scope (not greater than those contained herein) as shall be valid and enforceable under applicable law.
e)    Specific Enforcement/Injunctive Relief.  Executive acknowledges it would be difficult to measure any damages to the Company from a breach of the restrictive covenants set forth in this Agreement. Executive further acknowledges that the potential for such damages would be great, incalculable and irremediable, and monetary damages alone would be an inadequate remedy. Accordingly, Executive agrees the Company will be entitled to seek immediate injunctive relief against such breach, or threatened breach. If Executive violates any restrictive covenant set forth in this Agreement, Executive agrees the period of such violation will be added to the term of the restriction. In determining the period of any violation, the Parties stipulate that in any calendar month in which Executive engages in any activity in violation of such provisions, Executive will be deemed to have violated such provision for the entire month, and that month will be added to the duration of the provision. Executive acknowledges the remedies described above will not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. Executive further agrees the Company will be entitled to an award of all costs and attorneys’ fees incurred by it if successful in establishing a violation of this Agreement.
f)    Tolling. The Parties agree that the restrictive time periods above shall be tolled, i.e., suspended, during any period of time in which the Executive is violating this Agreement.
6.    Damages; Injunctive Relief. Nothing contained herein will be construed to prevent the Company from seeking and recovering from Executive damages sustained by it as a result of Executive’s breach of any term or provision of this Agreement. Executive acknowledges that any breach of any provision of this Agreement would give rise to irreparable injury to Company, and such injury would be inadequately compensable in money damages alone. Accordingly, the Company may seek to obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.
7.    Executive’s Representations. Executive represents and warrants to the Company that: (a) Executive has entered into this Agreement of Executive’s own free will for no consideration other than as referred to herein; (b) the execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound; and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive.
8.    Notices. Any notice provided for in this Agreement must be in writing and either personally delivered, sent by an overnight courier service that provides confirmation of delivery, sent by facsimile (with electronic confirmation and hard copy to follow by regular mail), or mailed by first class mail, return receipt requested, to the recipient at the address set forth below:
Notices to Executive:

Adam Karkowsky
To Executive’s home address on file with the Company

Notices to the Company:
c/o AmTrust Financial Services, Inc.
59 Maiden Lane, 43rd Floor
New York, New York 10038
Attn: Stephen B. Ungar, General Counsel
Any notice under this Agreement will be deemed to have been given when so delivered to the recipient.
9.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any action in any other jurisdiction. If for any reason any term or provision of this Agreement, or part thereof, is held to be invalid or unenforceable, unless such invalidity or unenforceability can be cured by reformation or modification of the offending term or provision, or part thereof, as set forth below, all other valid and enforceable terms and provisions, or parts thereof, herein shall remain in full force and effect, and all of the invalid terms or provisions, or parts thereof, of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision set forth herein, or part thereof, containing a restriction is invalid or unenforceable because it is held to cover an area or to be for a length of time or otherwise have a scope that is unreasonable or is otherwise construed to be too broad, such term or provision, or part thereof, shall be reformed and/or modified to provide for a restriction having the maximum enforceable area, time period and/or other scope (not greater than those contained herein) as shall be valid and enforceable under applicable law.
10.    Entire Agreement. This Agreement and the Employment Agreement contain the complete agreement and understanding between the Parties hereto with respect to the matters covered hereby and supersede and replace any express or implied, written or oral, prior agreement, plan or arrangement with respect to the subject matter hereof. The Parties agree that no promises or agreements shall be binding or shall modify this understanding unless in writing and signed by both Parties.
11.    Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or electronic mail), each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.
12.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective heirs, successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder, without the consent of, or notice to, Executive, to any of the Company’s Affiliates or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.

13.    CHOICE OF LAW; EXCLUSIVE VENUE. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS, AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE STATE OF NEW YORK, EXCEPT THAT IF THE FEDERAL COURT HAS NO SUBJECT MATTER JURISDICTION, THEN A STATE COURT LOCATED IN THE COUNTY, CITY, AND STATE OF NEW YORK (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY IRREVOCABLY WAIVES ALL OBJECTION OR DEFENSE THAT THE DESIGNATED COURTS LACK PERSONAL JURISDICTION AND ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT, OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.
14.    Headings; Gender and Person. The headings herein are for reference only and will not affect the interpretation of this Agreement. Whenever the content requires in this Agreement, the masculine pronoun will include the feminine and the neuter and the single will include the plural.
15.    Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive. No course of conduct or failure or delay by any Party in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Non-Competition, Non-Solicitation, and Non-Disclosure Agreement as of the date first written above.
COMPANY
By:    /s/ Stephen Ungar

Name:    Stephen Ungar

Title:    SVP, General Counsel and Secretary
EMPLOYEE:

/s/ Adam Karkowsky
ADAM KARKOWSKY

EXHIBIT B
RELEASE
This Release given by Adam Karkowsky (“Executive”) to AmTrust Financial Services, Inc. (the “Company”), for the benefit of the Released Persons, is executed in consideration for the covenants made by Company in the Employment Agreement, dated as of August 8, 2017 (the “Agreement”).

1.     Executive and Executive’s heirs, assigns, successors, personal and legal representatives, and agents hereby unconditionally, knowingly and voluntarily release, waive and forever discharge the Company and its owners, predecessors, successors, divisions, parents, subsidiaries, partnerships and Affiliates, and each of these entities’ past, present and future directors, officers, employees, shareholders, representatives, agents, attorneys and all persons acting by, through, under, or in concert with any of them (the “Released Persons”) from each and every claim, complaint, action, liability, charge, promise, agreement, obligation, loss, cost, expense, suit, damage, demand, dispute or right of any sort or nature whatsoever, at law or in equity, relating to the Executive’s employment relationship or the termination thereof (collectively, “Claims”), whether known or unknown, asserted or not asserted, foreseen or unforeseen, to the extent arising out of or related to any and all acts, omissions, events, circumstances or facts existing or occurring on or before the date of this Release, including, but not limited to, any Claim arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act; the Family and Medical Leave Act; the Americans with Disabilities Act; the Executive Retirement Income Security Act or the Worker Adjustment and Retraining Notification Act; any Claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment or a covenant of good faith and fair dealing; any tort or contract Claims; any personal gain with respect to any Claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730; The New York Human Rights Law – N.Y. Exec. Law § 290 et seq.; the New York Labor Law – N.Y. Labor § 10 et seq; the New York Whistleblower Law – N.Y. Exec. Law § 740 et seq.; the New York Worker’s Compensation Law – N.Y. Work. Comp. § 9 et seq; the New York Criminal and Consumer Background Laws – N.Y. Correct. § 752 et seq., N.Y. Gen. Bus. Law § 380-B et seq.; the New York Persons With Genetic Disorders Law – N.Y. Civ. Rts. § 48 et seq; the New York Marriage Equality Act – N.Y. Dom. Rel. Law § 10-a et seq.; the New York State Constitution – N.Y. Const. Art. 1, § 1 et seq; all New York leave laws; all regulations of the New York State Division of Human Rights; all regulations of the New York State Department of Labor; the New York City Administrative Code and New York City Human Rights Law – N.Y.C. Admin. Code § 8-107 et seq; all regulations of the New York City Commission on Human Rights; and all other municipal, federal, state and local law claims, including all claims for wrongful discharge, employment discrimination or harassment on any basis, retaliation, wages and compensation, leave of absence, failure to accommodate, defamation, breach of express or implied contract, fraud, malicious prosecution, invasion of privacy, false imprisonment, and emotional distress; and any Claim arising under any other federal, state or local statute, regulation, ordinance or order, or pursuant to any common law doctrine.
2.     The Executive represents that the Executive has carefully read this release and understands that the foregoing releases Claims under the Age Discrimination in Employment Act of 1967, as amended, and that the Executive understands that he is not releasing any Claims to the extent arising after the date of this Release.
3.    This Release does not include, and Executive does not waive, any rights or claims: (1) that may arise after Executive signs this Release; (2) that arise under any state’s workers’ compensation laws; (3) for benefits in which Executive has a vested and/or accrued right under any pension plans or under any applicable plan, agreement, program, award, policy or arrangement of the Company, AFSI or any of their

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subsidiaries or affiliates; (4) that cannot be released by law; (5) to enforce or to challenge the validity of this Release or the Agreement; (6) claims that Executive has in the capacity as a stockholder of the Company and/or AFSI or their affiliates, as applicable; or (7) any right to indemnification, advancement of expenses and directors’ and officers’ liability insurance pursuant to the Agreement or otherwise (including rights to indemnification under the Company’s and/or AFSI’s corporate governance documents). Furthermore, notwithstanding any other term or provision of this Agreement, nothing in this Agreement is intended or shall be construed to prohibit Executive, with or without notice to the Company (and/or any other Released Parties), from filing a charge with, directly communicating with or participating in any investigation or proceeding conducted by any local, state or federal agency regarding any possible law violation. Executive acknowledges and agrees, however, that, except with respect to any award pursuant to 15 U.S.C. §78u-6 or any award administered by the U.S. Occupational Safety and Health Administration, Executive waives any right to monetary damages, attorneys’ fees, costs and equitable remedies related to or arising from any such charge, or ensuing complaint or lawsuit, filed by Executive or on Executive’s behalf.
4.    By signing this Release, Executive acknowledges and agrees that Executive: (1) has been paid for all hours worked, including overtime pay where applicable; (2) has reported any injuries he/she may have received during the course of Executive’s employment with the Company; (3) has not filed or initiated any legal or other proceedings against any of the Released Persons, except as permitted by Section 3 above; (4) no such proceedings have been initiated against any of the Released Persons on Executive’s behalf, except as permitted by Section 3 above; (5) is the sole owner of all the claims that are released above; (6) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (7) has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release.
5.    Executive agrees that Executive has no present or future right to employment with the Released Persons and that Executive will not apply or seek consideration for any employment, engagement or contract with the Released Persons. Notwithstanding the foregoing or anything herein or in the Agreement to the contrary, neither this Release, the Agreement nor the termination of Executive’s employment under the Agreement shall restrict Executive from performing, or be deemed a termination of, Executive’s non-executive employment and/or other service to or on behalf of the Company and its Affiliates in respect of sales to customers and vendors.
6.    Nothing in this Release is intended to or shall be construed as an admission by the Company or any of the other Released Persons that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise, the Released Persons expressly denying any such illegal or wrongful conduct.
7.    Executive affirms, covenants and warrants that Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Executive before or after the execution of this Agreement.

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8.    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE UNDERSTANDS THE TERMS AND EFFECT OF THIS RELEASE, THAT THE CONSIDERATION GIVEN BY THE COMPANY IN EXCHANGE FOR THIS RELEASE IS IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE IS ENTITLED OTHERWISE, THAT EXECUTIVE HAS BEEN ADVISED TO AND GIVEN AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, AND THAT EXECUTIVE HAS HAD TWENTY-ONE DAYS TO CONSIDER WHETHER TO EXECUTE THIS RELEASE. IF EMPLOYEE IS 40 YEARS OF AGE OR OLDER ON THE DATE THAT EMPLOYEE EXECUTES THIS RELEASE, EMPLOYEE FURTHER ACKNOWLEDGES THAT ANY MATERIAL OR NON-MATERIAL CHANGES TO THIS RELEASE AFTER IT HAS BEEN GIVEN TO EMPLOYEE WILL NOT RESTART OR EXTEND THE TWENTY-ONE DAY PERIOD AND THAT WITHIN SEVEN DAYS FROM THE DATE OF THE EXECUTION OF THIS RELEASE, EMPLOYEE MAY, AT EMPLOYEE’S SOLE OPTION, REVOKE THIS RELEASE UPON WRITTEN NOTICE TO THE COMPANY AND THAT THIS RELEASE WILL NOT BECOME EFFECTIVE UNTIL THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED.

EMPLOYEE

________________________________

DATE: __________________________

WITNESS: _________________________

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